MARKED TO SHOW CHANGES

As Filed with the Securities and Exchange Commission on December 16, 2008	Registration No.	333-153315

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALYPSO MEDIA SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7311	87-0638338
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

12 North Washington Street, Montoursville, Pennsylvania 17754

(570) 368-7633

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Michael D. Parnell

c/o Calypso Media Services Group, Inc.

12 North Washington Street Montoursville, Pennsylvania 17754

(570) 368-7633

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Leonard E. Neilson, Esq.

Leonard E. Neilson, P.C.

8160 South Highland Drive, Suite 209

Sandy, Utah 84093

(801) 733-0800

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

CALCULATION OF REGISTRATION FEE

Title Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	269,800	$ 1.00(2)	$ 269,800 (2)	$ 10.58(3)

(1)

We are registering the resale by selling stockholders of the following: (a) 85,000 shares of common stock that we issued as a result of the acquisition made by us of Media Depot, Inc. on December 31, 2007; and (b) 184,800 shares of common stock that we issued on September 8, 1999 in connection with the organization of our company. In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act .
(3)	Registration fee of $63.87 was paid when Form S-1 registration statement was filed on September 3, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to Calypso Media Services Group, Inc.’s registration statement on Form S-1 (filed September 3, 2008), Amendment No. 1 (filed October 17, 2008) and Amendment No. 2 to that Form S-1 (filed November 21, 2008), is being filed solely to revise the signature page and the office designations of the signatories. Except with respect to the referenced revisions, this Amendment No. 3 does not reflect events occurring after the filing of Amendment No. 2 to the Form S-1 or modify or update those disclosures affected by subsequent events.

Calypso Media Services Group, Inc.

Part II

Item 24.	Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”) and our By-laws. Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation, which is not the case with our articles of incorporation.

Excepted from that immunity are:

(1) a willful failure to deal fairly with Calypso or our stockholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our By-laws provide that we will advance all expenses incurred to any director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our by-laws or otherwise. The board of directors may authorize the corporation to indemnify and advance expense to any officer, employee, or agent of the corporation who is not a director to the extent permitted by law.

If a claim for indemnification against such liabilities, other than payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933	$64
Accountants’ fees and expenses	5,000
Legal fees and related expenses	15,000
Blue Sky fees and expenses	1,000
Printing expenses	2,500
Transfer agent fees	1,500
Miscellaneous	2,500
Total	$ 27,564

Item 26.	Recent Sales of Unregistered Securities

On December 31, 2007, we issued a total of 3.5 million shares of our common stock to 11 persons in consideration for the acquisition of Media Depot, Inc. The shares were valued at $296,939, $0.085 per share. The shares were issued in a private transaction to persons familiar with our company and Media Depot and without registration under the Securities Act of 1933, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. No form of solicitation document was used in the issuance of the shares. The shares are considered restricted securities and certificates representing the shares must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

Item 27.	Exhibits

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger with Media Depot, Inc. and Calypso Acquisitions, Inc. [Included as Appendix C to 14C Information Statement filed with SEC on December 10, 2007]
2.2*	Merger Agreement (Change of Domicile) [Included as Appendix B to 14C Information Statement filed with SEC on December 10, 2007]
3.1*	Articles of Incorporation (Nevada – change of domicile) [Included as Appendix A to 14C Information Statement filed with SEC on December 10, 2007]
3.2*	By-Laws [Filed as Exhibit to the Form 10-SB registration statement filed with SEC on July 28, 2000]
4.1*	Instrument defining security holder rights [Filed as Exhibit to Form SB-2 Registration Statement filed with SEC on November 17, 1999]

5.1*	Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered [included in Amendment No. 2 to Form S-1 registration statement filed November 21, 2008]

10.1*	Employment Contract of Matthew J. Hoff [Filed as Exhibit to Form 8-K Current Notice filed with SEC on January 4, 2008]
10.2*	Employment Contract of Michael D. Parnell [Filed as Exhibit to Form 8-K Current Notice filed with SEC on January 4, 2008]
10.3*	Incentive Acquisition Agreement [Filed as Exhibit to Form 8-K Current Notice filed with SEC on January 4, 2008]
21.1*	Subsidiaries [Filed as Exhibit to Form 8-K Current Notice filed with SEC on January 4, 2008]

23.1*	Consent of Moore & Associates, Chartered, Certified Public Accountants [included in Amendment No. 2 to Form S-1 registration statement filed November 21, 2008]
23.2*	Consent of Leonard E. Neilson, Attorney at Law (included as part of Exhibit 5.1) [included in Amendment No. 2 to Form S-1 registration statement filed November 21, 2008]

24.1	Power of attorney [Included on the last page of this Form S-1 registration statement]
99.1*	Form of lock-up / leak-out agreement (included in initial Form S-1 registration statement filed with SEC on September 3, 2008)

___________

*	Previously filed as indicated.

Item 28.	Undertakings

We hereby undertake:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any additional or changed material information on the plan of distribution.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Montoursville, State of Pennsylvania, on this 16th day of December 2008.

CALYPSO MEDIA SERVICES GROUP, INC.

(REGISTRANT)

By:	/S/	MICHAEL D. PARNELL

Michael D. Parnell

Chief Executive Officer
(Principal Financial Officer)
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Parnell as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

By:	/S/	MICHAEL D. PARNELL
Michael D. Parnell

Chief Executive Officer and Director

(Principal Financial Officer)

(Principal Accounting Officer)
Date:	December 16, 2008

By:	/S/	TIMOTHY YOUNG
Timothy Young

Director

Date:	December 16, 2008